CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of BestGofer, Inc

We hereby consent to the inclusion in this Current Report on Form 8-K/A of BestGofer, Inc. of our report dated August 18, 2026, relating to our audit of the balance sheet of Liberty Home Inspection Services LLC as of and for the year ended November 30, 2024, and the related statement of operations, statement of changes in members’ equity and statement of cash flows for the year then ended, and the related notes to the financial statements.

We also consent to the incorporation by reference of such report appearing in this Current Report on Form 8-K/A into existing registration statements of BestGofer, Inc. under the Securities Act of 1933.

/s/ GreenGrowth CPAs

August 18, 2026

We have served as the Company’s auditor since 2026

Los Angeles, California

PCAOB ID Number 6580